Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS SEPARATION AGREEMENT and MUTUAL RELEASE (“Agreement”) is entered into by and between TrueYou.Com Inc. (the “Company”) and James F. O’Crowley (“Employee”).

WHEREAS, Employee has been employed by the Company or a subsidiary since December 29, 2006 and has now submitted his resignation;

WHEREAS, the Company and Employee desire to enter into a mutual release agreement and resolve any and all disputes that exist or may exist between them.

NOW, THEREFORE, the parties agree as follows:

1.                  The parties agree that the Employee has resigned as an employee, officer and director of the Company and each of its subsidiaries, and from any position as a trustee, administrator or other position with any benefit plan of the Company or any subsidiary, effective as of July 1, 2007. The Company will cause all steps to be taken by any benefit plan to accomplish such resignation.

2.                  In consideration of Employee’s execution, compliance with and non-revocation of this Agreement (as provided in section 16 below), the Company will provide Employee the following:

(a)          The Company will continue to pay to Employee or the employee’s estate, Employee’s base salary at the current annualized rate for the period July 2, 2007 through September 30, 2007 (3 months of compensation) (the “Continuation Period”). All continued salary payments due and payable hereunder shall be subject to required withholdings and deductions with such payments to be made on the Company’s regular pay dates during the Continuation Period.

(b)          On the Company’s first regular pay date following the date on which this Agreement becomes effective as provided in Section 16 below, the Company shall, per its applicable policies and procedures, pay Employee for accrued unused vacation time and any outstanding business expenses incurred by Employee in the course of his employment with the Company, against receipt of appropriate documentation with respect thereto.

(c)          In accordance with understandings with its lenders in connection with its refinancing implemented on May 7, 2007, management of the Company may receive up to 10% of the equity of the Company. That right may not currently be an accrued right of Employee. The Company agrees that when, as, and if granted or issued to management of the Company, Employee shall be given the election to receive one-tenth of the total of 10% (or 1% of the equity of the Company) when, as, and if and on no less beneficial terms than the terms and conditions as granted or issued to management of the Company. The grant or issue is not dependent on Employee being an employee of the Company and the terms thereof will not change depending on whether Employee is an employee or has any other particular status with the Company. Employee will be given 20 days after notice of the grant terms to elect to receive or not receive the grant.

(d)          For a period terminating on the earlier of (i) 18 months from September 30, 2007 or (ii) such date as Employee becomes eligible to participate in the medical benefits program of another entity, the Company will pay towards the premiums for insurance continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if Employee elects COBRA continuation coverage. The proportion the Company will pay of such COBRA premiums is the same proportion the Company pays of the insurance premium for health care insurance for senior executives of the Company. Employee shall promptly advise the Company if he becomes eligible to participate in the medical benefits program of another entity and shall otherwise cooperate with the Company with respect thereto.

3.                  In consideration of the payments and benefits specified in section 2 of this Agreement, Employee knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates, together with all of their respective past and present directors, trustees, managers, officers, shareholders, partners, employees, agents, attorneys, administrators and servants, and each of their predecessors, successors, assigns, in such capacities (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected (“Claims”), which against them Employee or his administrators, executors, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, fact, act, omission or cause whatsoever, arising on or before the execution date of this Agreement, whether or not previously asserted before any state or federal court, or before any state or federal agency or governmental entity (the “Release”). The Release includes, without limitation, (a) any rights or claims arising out of or attributable to Employee’s employment or the termination of Employee’s employment with the Company; (b) any claims for wages, severance pay, bonuses, accrued vacation, personal days, holidays, sick days, stock, stock options, attorneys’ fees, costs or expense; (c) any rights or claims arising under any agreement, understanding, promise or contract (express or implied, oral or written) between Employee and the Company; (d) any claim of wrongful termination, unjust dismissal, defamation, violation of the implied covenant of good faith and fair dealing, libel or slander; (e) any claim arising under tort law; (f) any claim or discrimination based on age, race, sex, national origin, handicap, disability, religion or sexual preference; (g) any claim arising under any federal, state or local constitution, statute, regulation or ordinance to the extent such claims may validly be waived, including, without limitation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement and Income Security Act of 1974, the New York Labor law, the New York Human rights Law, the New York City Administrator Code, and the Connecticut Fair Employment Practices Act;

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and (h) any claim for any other loss or damage. Employee represents that he has not commenced or joined in any claim, charge, action or proceeding against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this section 3. Employee agrees that he will not in the future commence or join in any claim, charge or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this section 3. Notwithstanding the foregoing, nothing in this section 3 shall (i) impair the responsibility of the Equal Employment Opportunity Commission (the “Commission”) to enforce the ADEA, Employee’s right to file a charge or participate in the Commission’s proceeding under the ADEA, or Employee’s right to challenge the knowing and voluntary nature of this Agreement under the ADEA; (ii) be construed to prohibit Employee from enforcing this Agreement; (iii) release or discharge any claim Employee may have for disability benefits pursuant to the terms of an employee welfare benefit plan sponsored or maintained by the Company or a subsidiary or any claim for defense or indemnity under any provision of the Company’s or any of its subsidiary’s articles of incorporation, certificate of incorporation, bylaws, other governing instruments, board of director resolutions, policies or practices, or under any insurance policy, covering actions of directors, officers, employees, trustees, and administrators (or comparable positions) of the Company, its subsidiaries, or any Company or subsidiary benefit plan.

Notwithstanding the other terms hereof, if a person (including any entity) asserts that the claims or defenses of Employee against them have been released pursuant to this section 3, but that such person has not released their claims under section 5 hereof, the release in this section 3 of such person shall not be effective.

4.                  Employee acknowledges that certain of the amounts payable pursuant to section 2 of this Agreement exceed any payment or benefit to which he might otherwise be entitled pursuant to any policy, plan, practice or procedure of the Company, or pursuant to any prior agreement or contract with the Company. Employee specifically acknowledges that among the rights and claims against the Company that he is waiving are all of his rights and claims under the Age Discrimination in Employment Act of 1967, and his understanding that he is not waiving any rights or claims that arise after the date he signs this Agreement.

5.                  In consideration of Employee entering into this Agreement, the Company hereby forever releases, waives, discharges Employee from and against any and all Claims, related to any act or omission by Employee while acting within the scope of his authority with the Company (or any subsidiary or benefit plan of the Company), whether known or unknown, including, without limitation, any Claims arising under any applicable federal, state, local or non-United States law, statutory or decisional, constitutional provision, ordinance, order, regulation or common law doctrine, that the Company now has, may ever have had, or hereafter may have or may claim to have against Employee by reason of any actual or alleged act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter up to and including the date of Employee’s execution of this Agreement. In addition the Company will indemnify Employee for any Claims of the Releasees related to the foregoing released Claims of the Company. The Company represents that none of it nor any of its subsidiaries or benefit plans has commenced or

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joined in any claim, charge, action or proceeding against Employee arising out of or relating to any of the matters set forth in this section 5. The Company agrees that it will not in the future commence or join in any claim, charge or proceeding whatsoever against Employee for any of the matters set forth in this section 5 and will not in the future commence or join in any claim, charge or proceeding whatsoever against Employee for any other matter unless such action is required by the Company to protect its interests as a result of events or circumstances occurring in the future. Notwithstanding the other terms hereof, if the Employee asserts that the claims and defenses of any Releasee against him have been released pursuant to this section 5 but that the Employee has not released his claim under section 3 hereof, the release in this section 5 of such Releasee shall not be effective.

6.                  Employee represents that he will maintain in confidence all property of the Company that he has in his possession other than to defend himself from claims or to assert his rights under or related to this Agreement, and that he has not provided any of the Company’s property to any third party other than in the course of the conduct of the Company’s business.

7.                  (a)         Employee hereby agrees to provide reasonable assistance to and cooperation with Releasees if called upon by any of them with regard to any lawsuit, claim, action, or investigation, administrative or otherwise, that may be brought by a third party against Releasees or by Releasees against any third party.

(b)          The Company hereby agrees to provide reasonable assistance to and cooperation with Employee if called upon by the Employee with regard to any lawsuit, claim, action, or investigation, administrative or otherwise, that may be brought by a third party against Employee or by Employee against any third party.

8.                  The parties agree that the execution of this Agreement is in compromise and final resolution among parties of all disputed matters, whether asserted or not, constitutes full satisfaction of all claims made or which could be made and does not in any way constitute an admission of liability or wrongdoing by any entity or individual.

9.                  This Agreement, and the Exhibit A hereto which is incorporated herein by reference, contain the entire understanding of the Executive and Company with respect to the subject matter hereof and supersedes all other agreements, whether written, oral or implied, regarding the subject matter of this Agreement. No amendment, deletion, addition, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by all parties.

As a condition to the Company’s willingness to enter this Agreement and make the payments set forth in section 2 of this Agreement, Employee agrees that during the Continuation Period, he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Releasees to leave their employment or business association with the Releasees.

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10.          The Company and Employee agree that Employee’s separation is voluntary and that each shall refrain from making statements to the contrary. The Company and Employee each further agree (and the Company shall cause each of its directors and senior executives to agree), not to disparage, defame, libel, or slander the other (or any of the Company’s present or former personnel) as to any events occurring during the term of Employee’s employment to any persons or organizations including but not limited to current or former Company customers, employees, individuals or organizations making any enquiry about the Employee; employers (past, present, or future of Employee); members of the investor, financial, or business communities, or members of the media. If contacted by a third party, the Company will only verify dates of employment, last position held and final salary unless otherwise agreed by the Employee and the Company. Nothing herein shall limit the right of either party to make any truthful statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body.

11.          The parties intend this Agreement to be legally binding upon and to inure to the benefit of each of them and their respective successors, legal representatives, heirs, estates, and assigns.

12.          This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior agreements, arrangements and understanding, written or oral between the parties. There are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that have not been incorporated herein in full. This Agreement may be modified only by a written document duly executed by the Company and Employee. This Agreement shall be deemed to have been mutually drafted by the parties, and shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

13.          Except for informing his spouse and communicating with legal or financial advisers and, except as otherwise may be required by applicable law, Employee will keep confidential the terms and conditions of this Agreement. In the case of disclosure of this Agreement to Employee’s spouse or legal or financial advisors, Employee shall require any person receiving such information to maintain its confidentiality.

14.          Employee acknowledges and represents that he has read the Agreement, that he has been advised prior to execution of this Agreement to seek the advise of an attorney, that he had the opportunity to have his attorney explain to him the terms of this Agreement, that he knows and understands the contents of this Agreement, that he executes this Agreement knowingly and voluntarily as his own free and voluntary act and that this Agreement was freely entered into without fraud, duress or coercion.

15.          It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or

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impaired thereby. Moreover, if one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

16.                Employee acknowledges that this Agreement was proposed to him on June 21, 2007, and that although he may sign this Agreement as soon as he desires, Employee may take up to twenty-one (21) days to consider this Agreement. Once Employee has signed this Agreement, he shall have seven (7) additional days from the date of execution to revoke his consent to the release in section 4 above. Any such revocation shall be made in writing and shall be submitted by hand delivery, facsimile or overnight delivery to the C.F.O. of the Company at its principal address. If no such revocation occurs, the release and this Agreement shall become effective on the eighth (8th) day following execution of this Agreement by Employee. In the event that Employee revokes the release and his assent to this A greement, this Agreement shall be null and void and shall not become effective.

17.                The parties agree that promptly after such time as this Agreement becomes effective, the Company will file the Current Report on Form 8-K attached as Exhibit A hereto with the Securities and Exchange Commission.

IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be executed as of the dates indicated. Each party shall execute two copies of this Agreement, each of which shall be considered an original, and one copy of which shall be delivered to each the Company and Employee.

TrueYou.Com Inc.
By:________________________ Date: June 21, 2007	_____________________________ James F. O’Crowley Date: June 21, 2007

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